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                                                                     Exhibit 12

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

                                                 Pfizer Inc.  And Subsidiary Companies
                                                  Ratio of Earnings to Fixed Charges

                                                Six Months Ended
                                                         July 2,                       Year Ended December 31,
                                                ----------------        ---------------------------------------------------
(millions of dollars, except ratios)                        2000         1999        1998       1997       1996        1995
                                                            ----         ----        ----       ----       ----        ----
Determination of earnings:
Income from continuing operations before provision for
  taxes on income and minority interests          $        2,077    $   6,945   $   4,397   $  3,979   $  3,636   $   3,141
Less:
  Minority interests                                           5            5           2         10         74         137
                                                   -------------        -----       -----      -----      -----       -----
      Adjusted income                                      2,072        6,940       4,395      3,969      3,562       3,004

      Fixed charges                                          263          463         334        389        373         374
                                                   -------------        -----       -----      -----      -----       -----

      Total earnings as defined                   $        2,335    $   7,403   $   4,729   $  4,358   $  3,935   $   3,378
                                                   =============        =====       =====      =====      =====       =====

Fixed charges:
   Interest expense (a)                           $          213    $    364    $     251   $    315   $    307   $     311
   Rents (b)                                                  50          99           83         74         66          63
                                                   -------------        -----       -----      -----      -----       -----
     Fixed charges                                           263         463          334        389        373         374
  Capitalized interest                                        19          40           26         10         15          23
                                                   -------------        -----       -----      -----      -----       -----

     Total fixed charges                          $          282    $    503    $     360   $    399   $    388   $     397
                                                   =============        =====       =====      =====      =====       =====

Ratio of earnings to fixed charges                           8.3        14.7         13.1       10.9       10.1         8.5
                                                   =============        =====       =====      =====      =====       =====
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(a)  Interest expense includes amortization of debt discount and expenses.

(b) Rents included in the computation consist of one-third of rental expense which the Company believes to be a conservative estimate of an interest factor in its leases, which are not material.